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                                                                    EXHIBIT 99.2

LJP

                                                                THERAPEUTICS FOR
LA JOLLA PHARMACEUTICAL                               ANTIBODY-MEDIATED DISEASES
COMPANY

     DATE:           September 14, 1999

     CONTACT:        Richard W. Krawiec, Ph.D., Vice President, Investor
                     Relations

     RELEASE DATE:   Immediate

                LA JOLLA PHARMACEUTICAL RESTRUCTURES, FOCUSES ON
              THROMBOSIS TOLERAGEN(R) WHILE REVIEWING LUPUS RESULTS

            LUPUS ANTIBODY REDUCTION SUPPORTS TOLERANCE TECHNOLOGY(R)

San Diego, CA - September 14, 1999 - La Jolla Pharmaceutical Company (Nasdaq:
LJPC) announced that while it is still evaluating results from a Phase II/III clinical trial of LJP 394 in lupus, it is restructuring operations to reduce expenses and will use its resources to accelerate the development of an experimental drug for the treatment of antibody-mediated thrombosis and to partner its xenotransplantation drug candidate. The Company will reduce its workforce from approximately 95 to 54 full-time employees.

"We are restructuring our operations to maintain sufficient cash resources to conduct our programs through the end of next year," said Steven B. Engle, La Jolla Pharmaceutical's Chairman and Chief Executive Officer. "Our cash and cash equivalents at June 30, 1999, end of the second quarter, were $17.8 million."

In a separate press release issued today, La Jolla Pharmaceutical Company and Abbott Laboratories announced that Abbott has terminated its license and development agreement for LJP 394. Abbott is returning all rights to the compound to La Jolla Pharmaceutical.

ANTIBODIES REDUCED BY 45%

"We believe that the results from the double-blind, placebo-controlled Phase II/III clinical trial involving approximately 200 patients and additional clinical studies of LJP 394 confirm the ability of the Company's Tolerance Technology to reduce disease-specific antibodies in lupus, which reinforces our belief that our technology is applicable to other antibody-mediated diseases," stated Mr. Engle. "We are continuing forward with an experienced team, who will concentrate on the preclinical work necessary to advance a Toleragen(R) drug candidate into clinical trials next year for antibody-mediated thrombosis. Furthermore, if additional clinical

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trials in lupus are warranted, we have significant inventories of LJP 394 that could be used in the next study."

During the first four months of weekly drug treatment with 100 mg of LJP 394, the mean level of dsDNA antibodies were reduced approximately 45% compared to placebo, and the difference was statistically significant. The mean level of antibodies rose during the following two-month "off" period, during which there was no drug treatment, and were suppressed again in each succeeding three-month "on" period of 50 mg weekly drug treatment over the 18 month study. The Company believes that this finding supports the ability of Tolerance Technology(R) to reduce specific antibodies. Despite the reduction in dsDNA antibodies, no correlations with clinical endpoints were observed. In a separate double-blind, placebo-controlled, Phase II dose-ranging study involving 68 participants, those patients receiving a 100 mg weekly dose of LJP 394 had a statistically significant mean antibody reduction of approximately 50% compared to placebo. This is the fifth clinical study in which LJP 394 has reduced mean antibody levels in lupus patients. La Jolla Pharmaceutical is continuing to analyze results from the LJP 394 clinical program. The management of La Jolla Pharmaceutical Company is grateful to the hundreds of patients and the dozens of clinical investigators who participated in these studies.

TOLERAGEN FOR STROKE, HEART ATTACK, DEEP-VEIN THROMBOSIS ADVANCED

"While we complete the lupus analysis, our goals are to streamline expenses and to maximize shareholder value by advancing a clinical candidate for antibody-mediated thrombosis to the point where it is attractive to potential pharmaceutical partners," explained Mr. Engle. Antibody-mediated thrombosis is a serious blood-clotting disorder that leads to recurrent stroke, heart attack, and deep-vein thrombosis and afflicts approximately 500,000 people in the U.S. and Europe. Company scientists have constructed a thrombosis Toleragen candidate that is designed to reduce the levels of pathogenic antibodies, confirmed the biochemical mechanism of action underlying this antibody-mediated defect in blood clotting, developed an assay to quantify the effects of these antibodies on clotting, and are conducting preclinical testing in a mouse model.

A second Toleragen for antibody-mediated organ rejection in xenotransplantation has generated positive results in primate and mouse models - a reduction of disease-causing antibodies and their related B cells. Based on these preclinical results, the Company is approaching pharmaceutical companies to create a strategic alliance for its xenotransplantation program. Additional preclinical results from both of these research programs are expected in the coming months.

STOCKHOLDER'S SPECIAL MEETING SCHEDULED

The Company also announced that the Board of Directors has set a special meeting of stockholders to be held on November 8, 1999, the primary purpose of which is to put forth to stockholders a proposed one-for-five reverse split of the Company's Common Stock. The Company received notice from The Nasdaq Stock Market, Inc. that its Common Stock will be delisted from the Nasdaq National Market unless the Company can comply with the Nasdaq requirement that its Common Stock maintain a minimum bid price greater than or equal to $1.00


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per share. The Board is proposing the reverse split in response to this notice.
The Company expects to distribute proxy materials on approximately October 8, 1999.

San Diego-based La Jolla Pharmaceutical Company develops disease-specific therapeutics using its proprietary Tolerance Technology for major diseases and conditions caused by antibodies such as lupus, antibody-mediated thrombosis, a clotting disorder associated with stroke, myocardial infarction, deep-vein thrombosis, and recurrent fetal loss, and organ rejection in xenotransplantation. Toleragens under development by the Company are designed to reduce the levels of disease-causing antibodies in patients suffering from these conditions. The Company's common stock and warrants trade on The Nasdaq Stock Market under the symbols: LJPC and LJPCW, respectively. For more information about the Company, visit our web site: http://www.ljpc.com.

Statements regarding the analysis of results from clinical trials, as well as La Jolla Pharmaceutical's drug candidates and drug development plans, are forward-looking statements involving risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from those anticipated. Clinical trials of LJP 394 may continue to have negative or inconclusive results. Further, delays in continued testing of LJP 394 and/or termination of development by the Company would result in delays or lack of government approval to market the compound. Tolerance or the specific inactivation of pathogenic B cells is a new technology that has not been proven, and the development of LJP 394 involves many risks and uncertainties, including, without limitation, whether LJP 394 can provide a meaningful clinical benefit, and any positive results observed to date may not be indicative of future results. La Jolla Pharmaceutical's other drug candidates, none of which has progressed to clinical trials, involve comparable risks. Interested parties are urged to review the risks detailed from time to time in La Jolla Pharmaceutical Company's Securities and Exchange Commission (SEC) filings, including the report on Form 10-K for the year ended December 31, 1998 and the report on Form 10-Q for the quarter ended June 30, 1999.

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